                                                                        Ex 10.4

                               November 10, 1999



Mr. Michael W. Tryon
[ADDRESS]


Dear Michael:

         This letter confirms the terms on which you have agreed to become the President and Chief Operating Officer of Metal Management, Inc.

1. Term and Duties. The initial term of your employment with Metal Management, Inc. ("MTLM") will be for one year, beginning on September 7, 1999. The term of your employment will automatically be extended for successive one year periods unless, at least 90 days prior to the expiration of the then current one year term, either party gives written notice to the other party of an intention not to renew the term. During the term of your employment you will serve as the President and Chief Operating Officer of MTLM with the duties incumbent with that office as determined from time to time by the Chairman and Chief Executive Officer and/or the Board of Directors of MTLM.

2. Compensation. During the term of your employment, while you are employed by MTLM, you will be entitled to the following compensation:

         (a) You will be paid a salary at the annual rate of not less than $320,000. Your salary will be payable in accordance with MTLM's normal payroll practices.

         (b) You will be eligible to participate in employee benefit plans, policies and programs maintained from time to time by MTLM for the general benefit of other similarly situated salaried employees of MTLM, upon the terms and conditions contained in such plans.

         (c) You will be entitled to annual and long-term bonus compensation as determined from time to time by MTLM based on MTLM's bonus policy as in effect from time to time. For your information, I have attached hereto a copy of our current RONA plan for your information.

         (d)      You will be entitled to a monthly car allowance of $1,000.

         (e) MTLM will grant to you concurrently with the commencement of your employment, stock options under the Metal Management, Inc. 1995 Stock Plan giving you the right to purchase 150,000 shares of MTLM common stock, par value $.01. The stock options will have exercise prices of (i) $2.00 for 50,000 of the shares subject to the option ("Group 1"), (ii) $2.50 per share for 50,000 of the shares subject to the option ("Group 2") , and (iii) $3.00 per share for the remaining 50,000 shares subject to the option ("Group 3") and that the Group 1 portion of the stock option will vest immediately upon commencement of employment, that the Group 2 portion of the stock option will vest on the second anniversary of the grant date and that the Group 3 portion of the stock option will vest on the third anniversary of the grant date. You will be required to enter into a standard form of option agreement used by MTLM with respect to awards under the Stock Plan for similarly situated employees.

3. Place of Employment. Your primary work location will be Chicago, Illinois and, as such, the terms of your employment will be governed by the laws of the state of Illinois. You will be entitled to relocation expenses associated with your move to Chicago. Attached hereto is our current policy on relocation. As I mentioned to you, this policy is not written in stone and we would expect to cover your reasonable relocation expenses.

If you agree with the foregoing, please sign and return the enclosed copy of this letter and the enclosed confidentiality and noncompetition agreement to me. We look forward to having you join us on September 7.

                                                 Sincerely yours,

                                                 /s/ ALBERT A. COZZI
Agreed:                                          Chairman of the Board
                                                 and Chief Executive Officer
Date: September 10, 1999
      ------------

    /s/ MICHAEL W. TRYON
-----------------------------
       Michael W. Tryon

                  CONFIDENTIALITY AND NONCOMPETITION AGREEMENT
                  --------------------------------------------

         This Agreement is made effective as of the 7th day of September, 1999 by and between Metal Management, Inc. ("MTLM") and Michael W. Tryon (the "Employee").

                                WITNESSETH THAT:

         WHEREAS, the Employee has agreed to enter into this Agreement as a condition of the Employee's employment by MTLM;

         NOW, THEREFORE, MTLM and the Employee hereby agree as follows:

1. Noncompetition. The Employee hereby covenants and agrees that, while the Employee is employed by MTLM and during a period of twenty four
         (24) months following the termination of the Employee's employment with MTLM for any reason (the "Covenant Period"), the Employee will not, directly or indirectly:

                  (a) alone, together or in association with others, either as a principal, agent, owner, shareholder, officer, director, partner, employee, lender, landlord, investor or in any other capacity, engage in, have any financial interest in or be in any way connected or affiliated with, or render advice or services to, any business engaged in businesses or lines of business which MTLM or any of its affiliates are engaged during the term of the Employee's employment with MTLM and its affiliates or, with respect to periods after the Employee's termination of employment, as of the termination date, within 100 miles of any facility of MTLM or any of its affiliates;

                  (b) divert, take away, solicit, interfere with or attempt to divert, take away, solicit, or interfere with any present or future customer, referral source or account of MTLM or any of its affiliates, or offer to provide, sell or lease to any such customer, referral source or account of MTLM or any of its affiliates at any location, goods or services of the type provided by MTLM or any of its affiliates during the period that the Employee was employed by MTLM, except on behalf of MTLM as an employee thereof; or

                  (c) solicit, induce, influence or attempt to solicit, induce or influence any present employee or agent of MTLM to leave the Employee's employment or engagement with MTLM or any of its affiliates; or offer employment or engagement to or employ or engage any such employee of MTLM or its affiliates or assist or attempt to assist any such employee of MTLM or any of its affiliates in seeking other employment.

         The Employee hereby acknowledges that the nature of MTLM's business is such that it may become engaged in such business in metropolitan areas throughout the United States. The restrictions imposed by paragraph (a) above will not apply to the ownership of five percent (5%) or less of all of the outstanding securities of any entity whose securities are listed on a national securities exchange.

2. Trade Secrets. The Employee acknowledges that the Employee will acquire knowledge of and access to information of a confidential or proprietary nature concerning the business and affairs of MTLM and its affiliates, including without limitation, information relating to customers, accounts, referral sources, contract prices, books and records, sales, confidential methods, processes, techniques, information and other trade secrets, all of which are hereinafter collectively referred to as "Trade Secrets". The Employee recognizes and agrees that the disclosure or improper use of such Trade Secrets will cause serious and irreparable injury to MTLM and its affiliates. Accordingly, the Employee hereby further covenants and agrees that, during the Covenant Period and thereafter until such Trade Secrets will become general public knowledge through no fault of the Employee, the Employee will not:

                  (a) communicate, disclose or divulge to any person, firm or other party, or use, directly or indirectly, for the Employee's benefit or the benefit of others, any Trade Secrets which the Employee may know now or hereafter come to know; or

                  (b) except as required in the normal course of the employment of the Employee, copy, remove from the premises of MTLM or any of its affiliates or retain, without the prior written consent of MTLM, any written Trade Secrets (or Trade Secrets that are capable of being reduced to written form, including, but not limited to, Trade Secrets stored in electronic form), including, but not limited to, financial data, customer lists, pricing schedules or information, memoranda or copies or extracts of any of the foregoing.

         Upon the Employee's termination of employment, the Employee will deliver to MTLM all Trade Secrets and other confidential information then in the Employee's possession or under the Employee's control.

3.       Proprietary Matters.  The Employee hereby covenants and agrees that:
         (a) so long as the Employee is employed by MTLM, the Employee will keep MTLM informed of any and all discoveries, improvements, trade secrets, secret processes and other know-how (all of which are hereinafter collectively referred to as "Proprietary Items") made or developed by the Employee, in whole or in part, or conceived of by the Employee, alone or with others, which result from any work the Employee may do for or at the request of MTLM, or which relate to the business, operations or activities of MTLM or any present or future affiliate of MTLM, and (b) during the course of the Employee's employment and thereafter, the Employee will disclose in writing promptly to such persons as MTLM may from time to time designate, all Proprietary Items that relate in any way to the business, operations or activities of MTLM, and that are made or conceived by the Employee alone or in collaboration with others during the period of the Employee's employment, whether so made during working hours or otherwise.

         The Employee understands that all Proprietary Items will become and remain the sole property of MTLM, unless expressly released in writing by MTLM, and MTLM will have all ownership rights in all the Proprietary Items. The Employee agrees to execute appropriate instruments documenting such ownership rights.

4. Time Fixed as to Restriction. As used in Sections 1, 2 and 3 with respect to the Employee's obligations following termination of employment with MTLM, the terms "customer", "account", "referral source", "employee", "trade secrets", and "proprietary item" will mean only the firm, firms, person, persons, trade secrets and proprietary items existing as such on the Employee's termination date, or in the case of a customer, account, referral source or employee, at any time during the twenty-four (24) month period immediately preceding the Employee's termination date. In no event are any of these items to be construed so as to include any future firm, firms, person or persons, trade secrets or proprietary items arising after the Employee's termination date, unless otherwise included under the twenty-four (24) month provision previously stated.

5. Remedies. The Employee expressly agrees and understands that the remedy at law for any breach by the Employee of this Agreement will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon adequate proof of the Employee's violation of any legally enforceable provision of this Agreement, MTLM will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Agreement will be deemed to limit MTLM's remedies at law or in equity for any breach by the Employee of any of the provisions of this Agreement which may be pursued or availed of by MTLM.

6. Time. In the event the Employee will violate any legally enforceable provision of this Agreement as to which there is a specific time period during which the Employee is prohibited from taking certain actions or from engaging in certain activities, as set forth in such provision, then in such event, such violation will toll the running of such time period from the date of such violation until such violation will cease.

7. Acknowledgment. The Employee has carefully considered the nature and extent of the restrictions upon the Employee and the rights and remedies of MTLM under this Agreement and hereby acknowledges and agrees that the same are (a) reasonable in time and territory; (b) are designed to eliminate competition which otherwise would be unfair to MTLM; (c) are not designed to (and will not) stifle the inherent skill and experience of the Employee; (d) would not operate as a bar to the Employee's sole means of support; (e) are fully required to protect a legitimate interest of MTLM; and (f) do not confer a benefit upon MTLM disproportionate to the detriment to the Employee.

8. Invalidity of Provisions. In the event that any term or provision of this Agreement will be declared by any court of competent jurisdiction to be unreasonable or invalid, any such unreasonable term or provisions will be modified and enforceable to the extent deemed reasonable by such court; and any such invalidity will not affect any other term or provision of this Agreement, all of which remaining terms and provisions will continue in full force and effect.

9. Applicable Law. This Agreement will be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Illinois.

10. Amendment. This Agreement may not be altered, amended or modified except in writing signed by each of the parties.

         IN WITNESS WHEREOF, the parties have hereunto set their hands effective as of the date first above written.


                                            METAL MANAGEMENT, INC.


                                            By:    /s/ DAVID A. CARPENTER
                                                  -----------------------------

                                            Name:  David A. Carpenter
                                                  -----------------------------

                                            Title: Executive Vice-President
                                                  -----------------------------


                                                  /s/ MICHAEL W. TRYON
                                            -----------------------------------
                                                      MICHAEL W. TRYON